Exhibit 10.6

BLACK HILLS CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

(As Amended and Restated effective January 1, 2009)

1.        Purpose of Plan and Effective Date. The original effective date of this Black Hills Corporation Nonqualified Deferred Compensation Plan (“Plan”) was the 1st day of June, 1999. The purpose of the Plan is to provide benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. It is the intention of the Company that this Plan shall be administered as an unfunded benefit plan established and maintained for a select group of management or highly compensated employees. This Plan is hereby amended and restated effective January 1, 2009. It is the intention of the Company that this Plan shall comply with Code Section 409A and the regulations issued thereunder effective January 1, 2009. During the period from January 1, 2005 though December 31, 2008, it is the intention of the Company to operate this Plan in reasonable good faith compliance with Code Section 409A and the interim guidance issued thereunder.

2.         Definitions. For purposes of this Plan, the following phrases or terms have the indicated meanings unless otherwise clearly apparent from the context:

(a)       “Affiliate” shall mean any business organization or legal entity that directly or indirectly, controls, is controlled by or is under common control with the Company. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by”, and “under common control with”) includes the possession, direct or indirect, of the power to vote 50 percent or more of the voting equity securities, membership interest, or other voting interest, or to direct or cause the direction of the management and policies of such business organization or other legal entity, whether through the ownership of voting equity securities, membership interest, by contract, or otherwise.

(b)       “Base Salary” shall mean the compensation paid to a Participant by the Employer during a calendar year, including any compensation reduction under a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code or under a flexible benefit program under Section 125 of the Internal Revenue Code but not including any amounts paid to the Participant as overtime, bonus, commission, or incentive compensation, nor reimbursements and expense allowances, fringe benefits, moving expenses, nonqualified deferred compensation, or welfare benefits.

(c)       “Base Salary Contribution” means that part of a Participant’s Base Salary that such Participant has elected to defer pursuant to Section 4.1.

(d)       “Beneficiary” shall mean the person, persons, or estate of a Participant, entitled to receive any benefits subsequent to the death of a Participant under a Beneficiary Designation form entered into in accordance with the terms of this Plan.

(e)       “Beneficiary Designation” shall mean the form of written agreement, by which the Participant names the Beneficiary(ies) under the Plan.

(f)	“Board of Directors” shall mean the Board of Directors of the Company.

(g)       “Change in Control” shall mean a change in the ownership or effective control of the Company or a Subsidiary, or a change in the ownership of a substantial portion of the assets of the Company or a Subsidiary, as defined under Code Section 409A and the regulations issued thereunder.

(h)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)	“Committee” shall mean the Compensation Committee of the Board of Directors.

(j)        “Company” shall mean Black Hills Corporation, a South Dakota corporation, with principal offices in the State of South Dakota.

(k)       “Employee” shall mean any person who is in the regular full-time employment of the Company or a Subsidiary, as determined by the personnel rules and practices of the Company or a Subsidiary. The term does not include persons who are retained by the Company or a Subsidiary solely as consultants.

(l)        “Employer” shall mean the Company and any Subsidiary that duly adopts the Plan.

(m)      “Incentive Contribution” means that portion of a Participant’s incentive award under the Company’s Short Term Annual Incentive Plan (“STIP”) which the Participant has elected to defer under the STIP and under Section 4.2.

(n)       Key Employee” shall mean a Participant who is a specified employee, as defined as in Code Section 409A and the regulations and other official guidance issued thereunder, and as determined in accordance with procedures established by the Committee.

(o)	“Participant” shall mean an Employee who is selected to participate in the Plan.

(p)       “Participant’s Account” shall mean the memorandum account established and maintained by the Company for each Participant with respect to the Participant’s total interest in the Plan resulting from the Participant’s Base Salary Contributions and Incentive Contributions plus the earnings thereon.

(q)       “Performance Share Contributions” shall mean that portion of a Participant’s Performance Share Award under the Company’s Omnibus Incentive Compensation Plan (the "Omnibus Plan") which the Participant has elected to defer under the Participant’s Performance Share Award Agreement and the Omnibus Incentive Plan and under Section 4.4.

(r)        “Plan Year” shall mean the Plan’s accounting year of 12 months beginning on January 1 and ending on the following December 31.

(s)       "RSU Contribution" means a Participant's restricted stock unit award under the Company's Omnibus Incentive Compensation Plan or any successor plan that the Participant has deferred pursuant to the terms of the restricted stock unit agreement between the Participant and the Company (the "RSU Agreement") and under Section 4.3.

(t)        “Subsidiary” shall mean any business organization in which the Company, directly or indirectly owns a majority of its voting power or voting equity securities or equity interest and which the Board of Directors designates as a Subsidiary for purposes of this Plan.

(u)       “Termination of Employment” shall separation from service with the Company and all Affiliates for any reason other than death, in accordance with the provisions of Code Section 409A.

3.         Eligibility and Participation. In order to be eligible for participation in the Plan, an Employee must be selected by the Committee. The Committee, in its sole and absolute discretion, shall determine eligibility for participation from among management or highly compensated employees of the Employer in accordance with the purposes of the Plan.

4.	Contributions.

4.1      Base Salary Contributions. Each Participant may elect to defer up to 50% of the Participant’s Base Salary for a Plan Year. An election to defer Base Salary must be made in writing prior to the beginning of a Plan Year. An election made with respect to a Participant’s Base Salary for a Plan Year becomes irrevocable on the last day of the prior Plan Year. Except as otherwise provided herein, the election may not be changed during the Plan Year and remains in place for subsequent Plan Years until changed or revoked. A change or revocation with respect to a subsequent Plan Year must be made in writing before the end of the prior Plan Year.

Notwithstanding the foregoing, a newly eligible Participant may, within 30 days after the date he becomes eligible, elect in writing to defer Base Salary for the Plan Year in which he first becomes eligible, but only with respect to Base Salary earned subsequent to the election. Except as otherwise provided herein, such election is irrevocable with respect to the remainder of the Plan Year and remains in place for subsequent Plan Years until changed or revoked. A change or revocation with respect to a subsequent Plan Year must be made in writing before the end of the prior Plan Year.

The Participant’s Base Salary Contribution shall be allocated to that Participant’s Account on a monthly basis.

The Base Salary Contribution election of a Participant who receives an emergency withdrawal due to an Unforeseeable Emergency under Section 7.1 or a hardship distribution under a tax-qualified 401(k) plan maintained by the Company shall be cancelled. A Participant whose Base Salary Contribution election is cancelled due to an Unforeseeable Emergency under Section 7.1 may elect to resume Base Salary Contributions with respect to a Plan Year beginning after such distribution is made by making an election prior to the beginning of such Plan Year. A Participant whose Base Salary Contribution election is cancelled due to a hardship withdrawal under a tax-qualified 401(k) plan maintained by the Company may elect to resume Base Salary Contributions with respect to a Plan Year beginning at least 6 months after such withdrawal is made by making an election prior to the beginning of such Plan Year.

4.2      Incentive Contributions. A Participant may elect to defer the receipt of all or any portion of a Participant’s incentive award under the STIP, including shares of Company stock. The deferral election must be filed by June 30 of the Plan Year prior to the Plan Year in which the Award will be determined or, if earlier, by the day before the date on which the Incentive Award has become readily ascertainable (as defined for purposes of Section 409A of the Internal Revenue Code). In no event shall an election to defer be effective unless the Participant is an employee at all times from the first day of the Plan Year prior to the Plan Year in which the Award will be determined (or, if later, the date the performance measures under the STIP for the Plan Year have been established) until the date the election is made. The amount of the incentive award deferred shall be allocated to a Participant’s Account as of the date it would have been distributed if no deferral election had been made. In the event that Participant defers a stock award under the STIP, then the Company shall establish within the Participant’s Account a common stock equivalent memorandum account (“Stock Account”) and shall credit the Stock Account with Company common stock equivalents, including fractional equivalents. Appropriate adjustments shall be made to the Stock Account for stock splits, stock dividends, mergers, consolidation and other similar circumstances affecting the Company common stock.

4.3       RSU Contributions. A Participant who has been granted an award of Restricted Shares under the Omnibus Plan may elect to receive the entire award in the form of restricted stock units and defer the receipt thereof as an RSU Contribution. The election to receive restricted stock units must be made before the beginning of the Plan Year in which the grant of Restricted Shares is made. The amount of the award deferred under the Omnibus Plan and RSU Agreement shall be allocated to a Participant's Account upon receipt by the Company of the Participant's executed RSU Agreement. If the Participant does not vest in the award under the terms of the RSU Agreement, the deferral of the RSU Contribution shall be null and void. The Company shall establish within the Participant's Account a Stock Account for the RSU contribution (as defined in Section 4.2) and shall credit the Stock Account with Company common stock equivalents (but not actual shares), including fractional equivalents. Appropriate adjustments shall be made to the Stock Account for Stock splits, stock dividends, mergers, consolidation and other similar circumstances affecting the Company common stock. A Participant's RSU Contributions shall remain subject to, and shall vest in accordance with, the terms of the applicable RSU Agreement.

4.4      Performance Share Contributions. A Participant may elect under the terms of the Company’s Omnibus Plan and his Performance Share Award Agreement, to defer the receipt of all or any portion of a Participant’s Performance Share Award thereunder, including shares of Company stock. The election to defer must be made in writing before the beginning of the Performance Period specified in the Performance Share Award Agreement. The amount of the award deferred under the Omnibus Plan and Performance Share Award Agreement shall be allocated to a Participant's Account upon receipt by the Company of the Participant's deferral election. If the Participant does not vest in the award under the terms of the Performance Share Award Agreement, the deferral of the Performance Share Contribution shall be null and void. In the event that Participant defers a stock award, then the Company shall establish within the Participant’s Account a common stock equivalent memorandum account (“Stock Account”) and shall credit the Stock Account with Company common stock equivalents, including fractional equivalents. Appropriate adjustments shall be made to the Stock Account for stock splits, stock dividends, mergers, consolidation and other similar circumstances affecting the Company common stock. A Participant's Performance Share Contributions shall remain subject to, and shall vest in accordance with, the terms of the applicable Performance Share Award Agreement.

5.         Earnings on Participant’s Account. Each Participant may, at the time of his deferral election, choose to allocate the amount of Base Salary Contributions deferred and the amount of the Incentive Contributions deferred (except for the Company stock deferred) into certain categories of hypothetical investments to be determined by the Participant as are available under the range of investments as may be allowed by any third-party service provider to the Plan, or trustee, if any, or if none, from the range of investments as determined by the Committee in its discretion. The amounts deferred into a Participant’s Account shall change in value based upon the allocated underlying hypothetical investments, including Company stock. RSU Contributions shall remain in Company stock equivalents until distribution.

6.	Payment of Benefit.

6.1       Time of Payment. Upon a Participant’s Termination of Employment, the Employer shall pay to or cause to be paid to such Participant the then amount in the Participant’s Account. The amount in the Participant's Account shall be paid in cash, except that any amounts in the Participant's Stock Account attributable to Incentive Contributions, Performance Shares, or RSU Contributions shall be paid in the form of shares of Company common stock.

6.2.      Form of Payment. Each time a Participant elects to make Base Salary Contributions, Incentive Contributions, RSU Contributions or Performance Share Contributions

under Section 4.1, 4.2, 4.3, or 4.4, as applicable, the Participant shall choose one of the following payment options for the portion of his Account attributable to such Contributions and payable upon his Termination of Employment:

(a)       a lump sum payment to be paid within 60 days after the Participant’s Termination of Employment, or

(b)       substantially equal annual or monthly installment payments over a period of years designated by Participant but not to exceed 15 years. If annual installments are elected, the first annual installment payment shall be made in cash to the Participant during the first 60 days of the Plan Year beginning after the Participant’s Termination of Employment. The annual payment for each succeeding Plan Year shall be paid to the Participant during the first 60 days of the Plan Year. If monthly installments are elected, the first payment shall be made during the first 60 days of the Plan Year beginning after the Participant’s Termination of Employment and shall include payments for January and February if payment is made during February, or payments for January, February and March if payment is made in March. Subsequent monthly payments shall be made to the Participant on the first day of each month. Subsequent to the first installment payment, accrued interest on the unpaid accumulated balance will be added to each subsequent payment based on amortization over the term of payment. The interest rate to be used shall be equal to the seven year United States Treasury Bond yield as determined on the Termination of Employment date.

A Participant who makes no election with respect to his Contributions shall be deemed to have elected to receive payment of his Account attributable to such Contributions in a lump sum. The Participant’s election (or deemed election) of a payment option shall be irrevocable.

If the Participant dies after installment payments begin, the remaining Account balance shall be paid to the Participant’s Beneficiary or Beneficiaries in a lump sum within 60 days after the Participant’s death or, if later, by the end of the Plan Year in which the Participant’s death occurred.

6.3      Special Election. Notwithstanding Section 6.2, each Participant who became a Participant before January 1, 2009 and who does not have a Termination of Employment before January 1, 2009 may elect, in writing and in accordance with procedures established by the Committee, to change the form of payment he previously elected for payment of his Account upon his Termination of Employment. Such election shall apply to all or any portion of his Account, as the Participant shall specify, and shall be irrevocable.

6.4       Payment to Key Employees. Notwithstanding any provision of this Section 6 to the contrary, if payment of a Key Employee’s Account is to be made because of the Key Employee’s Termination of Employment, payment to such Key Employee shall begin on or within 60 days after the first day of the seventh month after the Participant’s Termination of Employment or, if later, on the date payment would otherwise begin under this Section 6. If the Key Employee elected to receive monthly installments, and if payment is delayed under this Section 6.4, the first payment to the Key Employee shall include a lump sum equal to the sum of the missed monthly payments, plus interest at the rate specified in Section 6.2(b) for the period of the delay. If the Key Employee elected to receive a lump sum or annual installments, and if payment is delayed under this Section 6.4, the first payment to the Key Employee shall include interest at the rate specified in Section 6.2(b) for the period of the delay.

7.        Accelerated Payment.

7.1       Unforeseeable Emergency. Notwithstanding Section 6 above, a Participant who has suffered an Unforeseeable Emergency, as hereafter defined, may apply to withdraw amounts from the Participant’s Account to the extent reasonably needed to satisfy the Unforeseeable Emergency. If the Committee, in its sole discretion, determines that an Unforeseeable Emergency has occurred, it shall pay to the Participant that portion of his Account which the Committee determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. Payment shall be made in a lump sum. A Participant requesting an emergency payment shall apply for the payment in writing on a form approved by the Committee and shall provide such additional information as the Committee may require. For purposes of this Section, “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from any of the following:

(a)       An accident or illness of the Participant or the Participant’s spouse, Beneficiary or dependent (as defined in Code section 152 without regard to Code section 152(b)(1), (b)(2) or (d)(1)(B));

(b)       Loss of the Participant’s property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance;

(c)       Any other similar extraordinary and unforeseeable circumstance that the Committee, in its sole discretion, determines constitutes an unforeseen emergency which is not relieved by compensation through insurance or otherwise, and which cannot reasonably be relieved by the liquidation of the Participant’s other assets without causing severe financial hardship.

7.2       Domestic Relations Order Notwithstanding any provision of Section 6 to the contrary, the Committee may, in its discretion, distribute a portion of the Participant’s Account to the extent necessary to satisfy the terms of a domestic relations order, as defined under Code Section 414(p)(1)(B).

8.         Death Benefits. If a Participant dies before payment begins under Section 6, the Employer will pay or cause the balance of the Participant’s Account to be paid in a lump sum to such Participant’s Beneficiary. Payment will be made by the last day of the Plan Year in which the death occurred or, if later, within 60 days after the date of the death. Proof of death must be furnished in a form acceptable to the Committee.

9.         Change in Control. In the event of a Change in Control, the Participant’s Account shall be distributed as if the Participant’s Termination of Employment had occurred, whether or not Participant’s employment status with the Employer or any successor of the Employer has changed.

10.       Beneficiary. A Participant shall designate a Beneficiary or Beneficiaries to receive benefits under the Plan by completing the Beneficiary Designation. If more than one Beneficiary is named, the shares or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Committee a new Beneficiary Designation. The Beneficiary Designation must be approved in writing by the Committee; however, upon the Committee’s acknowledgement of approval, the effective date of the Beneficiary Designation shall be the date it was executed by the Participant. If the Committee has any doubt as to the proper Beneficiary to receive payments, it shall have the right to withhold payments until the matter is finally adjudicated or to interplead the Participant’s Account into a court of competent jurisdiction. Any payment made by the Employer in good faith and in accordance with the provisions of this Plan and a Participant’s Beneficiary Designation shall fully discharge the Employer and Committee from all further obligations with respect to the payment.

11.	Source of Benefits.

11.1    Benefits Payable from General Assets. Amounts payable shall be paid exclusively from the general assets of the Employer, and no person entitled to payment shall have any claim, right, security interest, or other interest in any fund, trust, account, or other asset of the Employer that may be looked to for payment. The Employer’s liability for the payment of benefits shall be evidenced only by this Plan. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

11.2    Investments to Facilitate Payment of Benefits. Although the Employer is not obligated to invest in any specific asset or fund in order to provide the means for the payment of any liabilities under this Plan, the employer may elect to do so and may also elect to acquire life insurance policies on any Participant or create a “Rabbi” trust.

The Participant also understands and agrees that the participation of Participant, in any way, in the acquisition of any insurance policy or any other general asset by the Employer shall not constitute a representation to the Participant, the designated recipient, or any person claiming through the Participant that any of them has a special or beneficial interest in the general asset.

11.3    Employer Obligation. The Employer shall have no obligation of any nature whatsoever to a Participant under this Plan other than what is specifically stated in the Plan.

12.       Termination of Employment. This Plan does not obligate the Employer to continue the employment of a Participant with the Employer nor does it limit the right of the Employer at any time and for any reason to terminate the Participant’s employment. Termination of a Participant’s employment with the Employer for any reason, whether by action of the Employer or otherwise, shall immediately terminate a Participant’s continued participation in this Plan. In no event shall this Plan by its terms or implications constitute an employment contract of any nature whatsoever between the Employer and a Participant.

13.       Terminations, Amendments, Modification or Supplement of Plan. The Employer reserves the right to terminate, amend, modify or supplement this Plan, wholly or partially, and from time to time, at any time. Such right to terminate, amend, modify, or supplement this Plan shall be exercised for the Employer by the Board of Directors; provided, however, that no action to terminate this Plan shall be taken except upon written notice to each Participant to be affected, which notice shall be given not less than 30 days prior to the action. Any action under this Section 14.1 shall not affect rights previously accrued under this Plan. Notwithstanding the foregoing, the Company intends that any amendment, modification or termination shall be in accordance with the provisions of Code Section 409A and that adverse tax consequences for Participants under Code Section 409A not result from such amendment, modification, or termination.

14.       Other Benefits and Agreements. The benefits provided for a Participant and any Beneficiary hereunder and under this Plan are in addition to any other benefits available to such Participant under any other program or plan of the Employer for its employees, and, except as may otherwise be expressly provided for, this Plan shall supplement and shall not supersede, modify, or amend any other program or plan of the Employer or a Participant.

15.       Restrictions on Alienation of Benefits. No right or benefit under this Plan shall be subject to sale, assignment, or encumbrances, and any attempt to sell, assign, or encumber the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contract, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under this Plan should become bankrupt or attempt to sell, assign, or encumber any right to a benefit under this Plan then such right or benefit shall, in the discretion of the Committee, terminate, and, in that event, the Committee shall hold or apply the same or any part of it for the benefit of the Participant or Beneficiary, or the Participant’s spouse, children, or other dependents, in a manner and in a portion that the Committee, in its sole and absolute discretion, may deem proper.

16.       Withholding. There shall be deducted from all benefits paid under this Plan the amount of any taxes required to be withheld by any federal, state or local government. The Participants and their Beneficiaries will bear any and all federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.

17.	Administration of this Plan.

17.1    Appointment of Committee. The general administration of this Plan, as well as its construction and interpretation, shall be vested in the Committee or its successor, as the members of which are designated and appointed from time to time by the Board of Directors. Notwithstanding the foregoing, the Company intends that construction interpretation of the Plan shall in accordance with the provisions of Code Section 409A and that adverse tax consequences for Participants under Code Section 409A not result from such construction or interpretation.

17.2    Committee Rules and Powers – General. Subject to the provisions of this Plan, the Committee shall from time to time establish rules, forms, and procedures for the administration of this Plan. Such decisions, actions and records of the Committee shall be conclusive and binding upon the Employer and all persons having or claiming to have any right or interest in or under the Plan.

17.3    Reliance of Certificate, Etc. The members of the Committee and the officers and directors of the Employer shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.

17.4    Determination of Benefits. In addition to the powers specified, the committee shall have the power to compute and certify under this Plan the amount and kind of benefits from time to time payable to Participants and their Beneficiaries and to authorize all disbursements for such purposes.

17.5    Information to Committee. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment and such other pertinent facts as the Committee may require.

18.       Claims. All claims for benefits under the Plan shall be made to the Committee. If the Committee denies a claim, the Committee may provide notice to the Participant or beneficiary, in writing, within 90 days after the claim is filed unless special circumstances require an extension of time for processing the claim, not exceed an additional 90 days. If the Committee does not notify the Participant or Beneficiary of the denial of the claim within the time period specified above, then the claim shall be deemed denied. The notice of a denial of a claims shall be written in a manner calculated to be understood by the claimant and shall set forth (1)

specific references to the pertinent Plan provisions on which the denial is based; (2) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and (3) an explanation of the Plan’s claim procedure.

Within 60 days after receipt of the above material, the claimant shall have a reasonable opportunity to appeal the claim denial to the Committee for a full and fair review. The claimant or his duly authorized representative may (1) request a review upon written notice to the Committee; (2) review pertinent documents; and (3) submit issues and comments in writing.

A decision on the review by the Committee will be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

19.	Miscellaneous.

19.1    Execution of Receipts and Releases. Any payment to any Participant, a Participant’s legal representative, or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer. The employer may require the Participant, legal representative, or Beneficiary, as a condition precedent to payment, to execute a receipt and release in a form it may determine.

19.2    No Guarantee of Interests. Neither the Committee nor any of its members guarantees the payment of any amounts which may be or become due to any person or entity under this Plan. The liability of the Employer to make any payment under this Plan is limited to the then available assets of the Employer.

19.3    Employer Records. Records of the Employer as to a Participant’s employment, termination of employment and the reason therefore, re-employment, authorized leaves of absence, and compensation shall be conclusive on all persons and entities, unless determined to incorrect.

19.4    Evidence. Evidence required of anyone under this Plan and any Plan Agreement executed may be by certificate, affidavit, document, or other information which the person or entity acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

19.5    Administration Expenses. The Company shall bear all costs and expenses necessary to administer the Plan.

19.6    Notice. Any notice which shall or may be given under this Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Employer, such notice shall be addressed to the Employer at:

Black Hills Corporation
P.O. Box 1400
Rapid City, SD 57709
Attn: Secretary of Black Hills Corporation.

19.7    Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

19.8    Effect of Provisions. The provisions of this Plan shall be binding upon the Employer and its successors and assigns, and upon the Participant, Beneficiaries, assigns, heirs, executors and administrators.

19.9    Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.

19.10  Governing Law. All questions arising with respect to this Plan shall be determined by reference to the laws of the State of South Dakota unless preempted by federal law.

BLACK HILLS CORPORATION

By: /s/ David R. Emery
Chairman, President and CEO

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